Exhibit 4.2

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO BARCLAYS BANK PLC, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 7 ON THE FACE OF THIS SECURITY.

CUSIP No. 06739F135	ISIN: GB00B1WL1590 Common Code: 00B1WL159

BARCLAYS BANK PLC

MEDIUM-TERM NOTES, SERIES A

iPathSM CBOE S&P 500 BuyWrite IndexSM ETN

due May 28, 2037

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Face Amount: $[            ], equal to [            ] Securities at $50 per Security.

Index: CBOE S&P 500 BuyWrite IndexSM.

Inception Date: May 22, 2007.

Interest Rate: The principal of this Security shall not bear interest.

Denomination: $50.

Payment at Maturity: On the Maturity Date, the Company shall redeem this Security by paying to the Holder a cash payment equal to the principal amount of the Holder’s Securities times the Index Factor on the Final Valuation Date minus the Investor Fee on the Final Valuation Date unless such Securities were previously redeemed on a Redemption Date as provided under “Early Redemption”.

Early Redemption: The Holder may, subject to the notification requirements provided under Section 5 hereof, require the Company to redeem the Holder’s Securities in whole or in part on any Redemption Date during the term of the Securities. If the Holder requires the Company to redeem the Holder’s Securities on any Redemption Date, the Holder will receive a cash payment equal to the principal amount of the Holder’s Securities times the Index Factor on the applicable Valuation Date minus the Investor Fee on the applicable Valuation Date. The Company shall not be required to redeem fewer than 50,000 Securities at one time, provided that the Company may from time to time in its sole discretion reduce, in part or in whole, this minimum redemption amount on a consistent basis for all Holders who hold Securities at the time the reduction becomes effective.

Calculation Agent: Barclays Bank PLC.

Defeasance: Neither full defeasance nor covenant defeasance applies to this Security.

Listing: American Stock Exchange.

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S&P has entered into a license agreement granting the Company a non-transferable, non-exclusive license to use the Index in connection with the Securities.

The Securities are not sponsored, endorsed, sold or promoted by S&P or the Index Sponsor. Neither S&P nor the Index Sponsor make any representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities. The Index is a benchmark index designed to track the performance of a hypothetical buy-write strategy on the S&P 500® Index. S&P’s and the Index Sponsor’s only relationship to the Company is the licensing of certain trademarks and trade names of S&P, the Index Sponsor and the Index which is determined, composed and calculated by the Index Sponsor without regard to the Company or the Securities. The Index Sponsor has no obligation to take the needs of the Company or the owners of the Securities into consideration in determining, composing or calculating the Index. S&P and the Index Sponsor are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. Neither S&P nor the Index Sponsor have any obligation or liability in connection with the administration, marketing or trading of the Securities.

THE INDEX SPONSOR SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEX FROM SOURCES THAT THE INDEX SPONSOR CONSIDERS RELIABLE, BUT NEITHER S&P NOR THE INDEX SPONSOR ACCEPT ANY RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NEITHER S&P NOR THE INDEX SPONSOR GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER S&P NOR THE INDEX SPONSOR MAKE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER S&P NOR THE INDEX SPONSOR MAKE ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE BXM INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE INDEX SPONSOR OR S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500”, and “500” are trademarks of S&P and “BuyWrite” and “CBOE” are trademarks of the Index Sponsor. These marks have been licensed for use by the Company. The Securities are not sponsored, endorsed, sold or promoted by S&P or the Index Sponsor and neither S&P nor the Index Sponsor make any representation regarding the advisability of investing in the Securities.

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OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.

“Covered S&P 500® Index Portfolio” means a hypothetical portfolio consisting of a “long” position indexed to the S&P 500® Index and the deemed sale of a succession of one-month, at- or slightly out-of-the-money S&P 500® Index call options that are listed on the Chicago Board Options Exchange, Incorporated.

“Default Amount” means, on any day, an amount in U.S. dollars, as determined by the Calculation Agent in its sole discretion, equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security as of such day and as if no default or acceleration had occurred on such day, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking). If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining the quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Default Amount. The “Default Quotation Period” shall be the period beginning on the day the Default Amount first becomes due and ending on the third Business Day after such due date, unless no such quotation is obtained, or unless every such quotation so obtained is objected to within five Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case, the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Final Valuation Date, then the Default Amount will equal the Face Amount.

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“Early Closure” means the closure on any Exchange Business Day of any relevant Exchange relating to common stocks that comprised 20% or more of the level of the S&P 500® Index (immediately preceding such closure) or the closure of any Related Exchange prior, in either case, to the normally scheduled closing time for such Exchange or Related Exchange unless such earlier closing time was announced by such Exchange or Related Exchange at least one-hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such Exchange Business Day.

“Exchange” means the primary organized exchange or quotation system for trading any common stocks underlying the S&P 500® Index and any successor to any such exchange or quotation system or any substitute exchange or quotation system to which trading in any common stocks underlying the S&P 500® Index has temporarily relocated (provided that the Calculation Agent has determined that there is comparable liquidity relative to the common stocks underlying the S&P 500® Index on such substitute exchange or quotation system as on the original exchange).

“Exchange Business Day” means any scheduled trading day on which each Exchange and Related Exchange is open for business during its regular trading session, notwithstanding any such Exchange or Related Exchange closing prior to its scheduled weekday closing time, without regard to after hours or other trading outside its regular trading session hours.

“Exchange Disruption” means any event (other than a scheduled early closure) that disrupts or impairs (as determined by the Calculation Agent in its sole discretion) the ability of market participants in general to (i) effect transactions in or obtain market values on any relevant Exchange or Related Exchange in common stocks that comprised 20% or more of the level of the S&P 500® Index (immediately preceding such disruption or impairment) or (ii) effect transactions in options contracts or futures contracts relating to the S&P 500® Index on any relevant Related Exchange.

“Final Valuation Date” means May 21, 2037, or if such date is not a Trading Day, the next succeeding Trading Day; provided, however, that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such date, the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing, provided that in no event will the Final Valuation Date be postponed by more than five Trading Days.

“Index Factor” means, on any given day, the amount equal to the closing value of the Index on that day divided by the closing value of the Index on the Inception Date.

“Index Sponsor” means the Chicago Board Options Exchange, Incorporated.

“Investor Fee” means the amount equal to 0.75% per year times the principal amount of the Holder’s Securities times the Index Factor, calculated on a daily basis in the following manner: (i) the Investor Fee on the Inception Date shall equal zero; and (ii) on each subsequent calendar day until and including the Final Valuation Date or, in the case of Securities with respect to which the Holder has exercised its right of Early Redemption, the applicable Valuation Date, the Investor Fee will increase by an amount equal to 0.75% times the principal amount of the Holder’s Securities times the Index Factor on that day (or, if such day is not a Trading Day, the Index Factor on the immediately preceding Trading Day) divided by 365.

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“Market Disruption Event” means, with respect to the Index, in the opinion of the Calculation Agent and determined in its sole discretion, a relevant Exchange or any Related Exchange fails to open for trading during its regular trading session or the occurrence or existence of any of the following events: (i) a Trading Disruption with, if the Calculation Agent determines that such Trading Disruption is material, at any time during the one-hour period that ends at the close of trading for the relevant Exchange or Related Exchange; (ii) an Exchange Disruption, if the Calculation Agent determines that such Exchange Disruption is material, at any time during the one-hour period that ends at the close of trading for the relevant Exchange or Related Exchange; or (iii) an Early Closure. The following events will not be Market Disruption Events: (a) a limitation on the hours or number of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant Exchange or Related Exchange; or (b) a decision to permanently discontinue trading in the option or futures contracts relating to the Index, the S&P 500® Index or the common stocks included in the S&P 500® Index.

“Maturity Date” means May 28, 2037, provided that if such date is not a Business Day, the Maturity Date will be the next succeeding Business Day, provided, however, that if the fifth Business Day preceding May 28, 2037 does not qualify as the Final Valuation Date referred to above, then the Maturity Date will be the fifth Business Day following the Final Valuation Date; in all cases, with no penalty interest accruing or payable on such Maturity Date.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America or Europe that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor’s, a division of The McGraw Hill Companies, Inc., Ratings Group (or any successor) or P-1 or higher by Moody’s Investors Service, Inc. (or any successor) or, in either case, such other comparable rating, if any, then used by such rating agency.

“Redemption Date” means the third Business Day following each Valuation Date other than the Final Valuation Date. The final Redemption Date shall be the third Business Day following such Valuation Date that is immediately prior to the Final Valuation Date.

“Related Exchange” means any exchange or quotation system on which futures or options contracts relating to the S&P 500® Index are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the S&P 500® Index has temporarily relocated (provided that the Calculation Agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the S&P 500® Index on such temporary substitute exchange or quotation system as on the original related exchange).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“S&P 500® Index” means the S&P 500® Composite Stock Price Index, which is currently published by S&P.

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“Successor Index” means any substitute index approved by the Calculation Agent as a Successor Index pursuant to Section 3 hereof.

“Trading Day” means a day on which (i) the value of the Index is published by the Index Sponsor, (ii) trading is generally conducted on the American Stock Exchange and (iii) trading is generally conducted on the markets on which the components of the Covered S&P 500® Index Portfolio are traded, in each case as determined by the Calculation Agent in its sole discretion.

“Trading Disruption” means any suspension of or limitation imposed on trading by a relevant Exchange or any Related Exchange or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant Exchange or Related Exchange or otherwise, (i) relating to common stocks that comprised 20% or more of the level of the S&P 500® Index (immediately preceding such suspension or limitation) or (ii) in options contracts or futures contracts relating to the S&P 500® Index on any relevant Related Exchange.

“Valuation Date” means each Thursday from May 31, 2007 to May 21, 2037, inclusive, or if such date is not a Trading Day, the next succeeding Trading Day; provided, however, that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such date, the Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing, provided that in no event will any Valuation Date be postponed by more than five Trading Days.

1. Promise to Pay at Maturity or Upon Early Redemption

Barclays Bank PLC, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the amount as calculated and provided under (i) “Early Redemption” and elsewhere on the face this Security on the applicable Redemption Date, in the case of any Securities in respect of the which the Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, or (ii) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date, in the case of all other Securities.

2. Payment of Interest

The principal of this Security shall not bear interest.

3. Discontinuance or Modification of the Index or the Index License Agreement; Market Disruption Event

If the Index Sponsor discontinues publication of the Index or, despite continued publication of the Index, the Company’s right to use the Index is suspended or terminated, and the Index Sponsor or any other Person or entity publishes an index that the Calculation Agent determines is comparable to the Index and approves as a Successor Index, then the Calculation Agent will determine the value of the Index on the applicable Valuation Date and the amount payable on the Maturity Date or any Redemption Date by reference to such Successor Index.

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If the Calculation Agent determines that the publication of the Index is discontinued or that the Company has no right to use the Index and that there is no Successor Index, or that the closing value of the Index is not available because of a Market Disruption Event or for any other reason, on any Valuation Date, or if for any other reason the Index is not available to the Company or the Calculation Agent on any Valuation Date, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index or the method of calculating the Index has been changed at any time in any respect – including if S&P discontinues publication of the S&P 500® Index with or without a successor index, changes are made due to events affecting one or more of the common stocks underlying the S&P 500® Index or their issuers, and whether the change is made by the Index Sponsor and S&P under their existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason – then the Calculation Agent will be permitted (but shall not be required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the Maturity Date or upon Early Redemption is equitable.

The Calculation Agent shall have the right to postpone a Valuation Date, and thus the determination of the value of the Index, if the Calculation Agent determines that, on such Valuation Date, a Market Disruption Event occurs or is continuing. If such a postponement occurs, the Calculation Agent shall determine the Index unaffected by the Market Disruption Event by using the closing value of the Index on the first Trading Day after that day on which no Market Disruption Event occurs or is continuing. In no event, however, may the Calculation Agent postpone a Valuation Date by more than five Trading Days.

In the event that a Valuation Date is postponed until the fifth Trading Day following the scheduled Valuation Date, but a Market Disruption Event occurs and is continuing on such day, that day shall nevertheless be a Valuation Date, and the Calculation Agent shall determine the value of the Index on such day by a good faith estimate of the value of the Index that would have prevailed in the absence of a Market Disruption Event.

The Calculation Agent shall have the right to make all determinations and adjustments with respect to the Index in its sole discretion.

4. Payment at Maturity or Upon Early Redemption

The payment of this Security that becomes due and payable on the Maturity Date or on a Redemption Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided above under “Payment at Maturity” and “Early Redemption”, respectively. The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the principal referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or

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not this Security shall have been surrendered for payment or cancellation. References to the payment at maturity or upon early redemption of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security. Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to equal the Face Amount. This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5. Redemption Mechanics

Subject to the minimum redemption amount provided under “Early Redemption”, the Holder may require the Company to redeem the Holder’s Securities on any Redemption Date during the term of the Securities provided that such Holder (i) delivers a notice of redemption to the Company via electronic mail by no later than 11:00 a.m., New York City time, on the Business Day prior to the applicable Valuation Date; (ii) delivers a signed confirmation of redemption to the Company via facsimile by no later than 4:00 p.m., New York City time, on the same day (the receipt of which confirmation must be acknowledged by the Company or one of its affiliates in order for such confirmation to be effective); (iii) instructs the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price equal to the principal amount of the Holder’s Securities times the Index Factor on the applicable Valuation Date minus the Investor Fee on the applicable Valuation Date, facing Barclays Capital DTC 5101; and (iv) causes the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC prior to 10:00 a.m., New York City time, on the applicable Redemption Date, which shall be the third Business Day following the applicable Valuation Date (other than the Final Valuation Date). The final Redemption Date shall be the third Business Day following such Valuation Date that is immediately prior to the Final Valuation Date.

6. Role of Calculation Agent

The Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including at maturity or upon early redemption; Market Disruption Events; Business Days; Trading Days; the Investor Fee; the Default Amount; the closing value of the Index on the Inception Date and on any Valuation Date; the Maturity Date; Redemption Dates; the amount payable on the Securities and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

The Company shall take such action as shall be necessary to ensure that there is, at all relevant times, a financial institution serving as the Calculation Agent hereunder. The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the

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appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the Calculation Agent. Insofar as this Security provides for the Calculation Agent to determine the value of the Index on any date or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, Affiliates of the Calculation Agent or Affiliates of the Company.

7. Tax Characterization

By its purchase of this Security, the Holder, on behalf of itself and any other Person having a beneficial interest in this Security, hereby agrees with the Company (in the absence of an administrative determination or judicial ruling to the contrary) to characterize this Security for all U.S. federal income tax purposes as a pre-paid contract with respect to the Index.

8. Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the applicable Valuation Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York, provided, however, that payment on the Maturity Date or any Redemption Date shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

9. Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

10. Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BARCLAYS BANK PLC

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated:

THE BANK OF NEW YORK

By:
Name:
Title:

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(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of September 16, 2004 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to an aggregate initial offering price not to exceed $10,000,000,000 (or the equivalent thereof in any other currency or currencies or currency units), which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”), unless such deduction or withholding is required by law. If any such Taxes are at any time required by a Taxing Jurisdiction to be deducted or withheld, the Company will, subject to the exceptions and limitations set forth in Section 10.04 of the Indenture, pay such additional amounts of the principal of such Security and any other amounts payable on such Security (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holder of any Security, after such deduction or withholding, shall equal the amounts of the principal of such Security and any other amounts payable on such Security which would have been payable in respect of such Security had no such deduction or withholding been required.

If at any time the Company determines that as a result of a change in or amendment to the laws or regulations of a Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or a change in an official application or interpretation of such laws or regulations (including a decision of any court or tribunal), either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Original Issue Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than 35 nor more than 60 days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price equal to the principal amount thereof.

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The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

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No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Senior Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Senior Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $50. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.